Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Asset Capital Corporation, Inc.
Bethesda, Maryland
We hereby consent to the use in this Registration Statement of our reports dated April 2, 2005, except as to Note 1 for which the date is February     , 2006, September 16, 2005, September 16, 2005, January 26, 2006, September 16, 2005 and January 26, 2006 related to the consolidated financial statements of Asset Capital Corporation, Inc., and the statements of revenue and certain expenses of Executive Tower, CareFirst Portfolio, Pinewood Plaza, RSMK Portfolio and Pidgeon Hill II which are contained in the Registration Statement.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York

February 7, 2006